Simpson Manufacturing Co., Inc. Announces First Quarter Results

PLEASANTON, Calif., April 28, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") today announced its first quarter 2011 results. The Company's results of operations reflect the reclassification of its venting operation to discontinued operations for the first quarter of 2010. The following discussion refers only to continuing operations unless otherwise indicated.

For the first quarter of 2011, net sales increased 7.0% to $132.5 million compared to net sales of $123.8 million for the first quarter of 2010. The Company had income, net of tax, of $7.1 million for the first quarter of 2011 compared to income, net of tax, of $9.8 million for the first quarter of 2010. Diluted income, net of tax, per common share was $0.14 for the first quarter of 2011 compared to diluted income, net of tax, of $0.20 per common share for the first quarter of 2010.

In the first quarter of 2011, sales increased throughout most of North America and increased significantly in Europe. Sales increased in the United States with increases in California, the midwestern, southeastern and northeastern regions as compared to the first quarter of 2010, partly offset by decreases in the western region excluding California. Sales in Canada decreased compared to the first quarter of 2010. Sales in Asia and Australia, although relatively small, decreased as compared to the first quarter of 2010. Sales to contractor distributors, dealer distributors, lumber dealers and home centers increased, although economic conditions remain challenging. The sales increase was broad-based across most of the Company's major product lines as compared to the first quarter of 2010. Sales of anchor products and shearwalls also increased over the same period.

Gross margins decreased slightly from 43.6% in the first quarter of 2010 to 43.0% in the first quarter of 2011, primarily due to higher factory overhead costs. Steel prices increased from their levels in mid-2010, as steel mills have been raising prices as demand returns to global steel markets. The Company expects steel prices to remain at current levels or to increase throughout 2011. The Company's inventories increased 9.6% from $152.3 million at December 31, 2010, to $167.0 million at March 31, 2011.

Research and development and engineering expense increased 26.4% from $4.7 million in the first quarter of 2010 to $6.0 million in the first quarter of 2011, including increases in personnel costs of $0.8 million, professional services of $0.3 million and cash profit sharing of $0.2 million. Selling expense increased 14.8% from $14.9 million in the first quarter of 2010 to $17.1 million in the first quarter of 2011, including increases in personnel costs of $1.3 million, cash profit sharing and commissions of $0.5 million, and promotional costs of $0.2 million. General and administrative expense increased 27.7% from $16.9 million in the first quarter of 2010 to $21.6 million in the first quarter of 2011, including increases in cash profit sharing of $1.1 million, stock option expense of $0.8 million, personnel costs of $0.8 million, professional fees of $0.7 million, provision for bad debt of $0.5 million and various other items. The effective tax rate was 42.6% in the first quarter of 2011, as compared to 42.0% in the first quarter of 2010.

At its meeting on April 26, 2011, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be July 7, 2011, and it will be paid on July 28, 2011.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, April 29, 2011, at 6:00 am Pacific Time. To participate, callers may dial 800-862-9098. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three months ended March 31, 2011 and 2010 (unaudited), are as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2011	2010
Net sales	$132,536	$123,820
Cost of sales	75,588	69,793
Gross profit	56,948	54,027

Research and development and engineering expenses	5,994	4,742
Selling expenses	17,075	14,872
General and administrative expenses	21,621	16,933
Loss (gain) on sale of assets	(25)	388

Income from operations	12,283	17,092

Loss in equity method investment, before tax	(14)	(144)
Interest income, net	72	12
Income from continuing operations before taxes	12,341	16,960

Provision for income taxes from continuing operations	5,263	7,130
Income from continuing operations, net of tax	7,078	9,830

Discontinued operations:
Loss from discontinued operations, net of tax	–	(631)

Net income	$7,078	$9,199

Earnings (loss) per common share:

Basic
Continuing operations	$0.14	$0.20
Discontinued operations	–	(0.01)
Net income	0.14	0.19

Diluted
Continuing operations	$0.14	$0.20
Discontinued operations	–	(0.01)
Net income	0.14	0.19

Weighted average shares outstanding:
Basic	50,107	49,388
Diluted	50,165	49,520

Other data:
Continuing operations
Depreciation and amortization	$4,972	$5,421
Pre-tax stock compensation expense	1,521	470

Cash dividend declared per common share	$0.125	$0.10

The Company's financial position (unaudited) as of March 31, 2011 and 2010, and December 31, 2010, is as follows:

	March 31,		December 31,
(Amounts in thousands)	2011	2010	2010
Cash and short-term investments	$301,231	$202,843	$335,049
Trade accounts receivable, net	91,076	93,030	68,256
Inventories	166,966	180,684	152,297
Assets held for sale	9,148	7,887	10,787
Other current assets	22,287	26,711	24,867
Total current assets	590,708	511,155	591,256

Property, plant and equipment, net	184,606	200,975	177,072
Goodwill	71,338	79,608	70,069
Other noncurrent assets	36,518	44,215	36,312
Total assets	$883,170	$835,953	$874,709

Trade accounts payable	$29,822	$25,606	$35,164
Other current liabilities	48,450	39,288	44,452
Total current liabilities	78,272	64,894	79,616

Other long-term liabilities	7,833	8,924	7,300
Stockholders' equity	797,065	762,135	787,793
Total liabilities and stockholders' equity	$883,170	$835,953	$874,709

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.